Exhibit 5.1

May 22, 2025

Envirotech Vehicles, Inc.

7510 Ardmore Street

Houston, TX 77054

Ladies and Gentlemen:

We have acted as counsel to Envirotech Vehicles, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) to be filed by the Company on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, to register the resale, from time to time, by YA II PN, LTD., a Cayman Islands exempt limited company (the “Selling Securityholder”), of up to an aggregate of 95,888,921 shares (collectively, the “Shares” and each, a “Share”) of the Company’s common stock, par value $0.00001 per share (“Common Stock”), that have been or will be issued and sold by the Company to the Selling Securityholder in accordance with the terms of, and the transactions contemplated by, (i) that certain Standby Equity Purchase Agreement, dated September 23, 2024, made by and between the Selling Securityholder and the Company, as amended and restated by that certain Amended and Restated Standby Equity Purchase Agreement, dated as of October 31, 2024, made by and between the Selling Securityholder and the Company, and as amended and supplemented by that certain Supplemental Agreement, dated as of February 24, 2025, entered into by and between the Selling Securityholder and the Company (the “Purchase Agreement”), (ii) that certain Convertible Promissory Note issued by the Company on October 31, 2024 to the Selling Securityholder pursuant to the Purchase Agreement, having an original principal amount of $2,000,000 and bearing the number EVTV-1 (the “EVTV-1 Promissory Note”), (iii) that certain Convertible Promissory Note issued by the Company on February 24, 2025 to the Selling Securityholder pursuant to the Purchase Agreement, having an original principal amount of $3,000,000 and bearing the number EVTV-3 (the “EVTV-3 Promissory Note”), and (iv) that certain Convertible Promissory Note issued by the Company on May 7, 2025, to the Selling Securityholder pursuant to the Purchase Agreement, having an original principal amount of $2,000,000 and bearing the number EVTV-4 (the “EVTV-4 Promissory Note” and collectively with the EVTV-1 Promissory Note and the EVTV-3 Promissory Note, the “Promissory Notes”).

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Envirotech Vehicles, Inc.

May 22, 2025

For purposes of rendering our opinion set forth below, we have examined: (i) the Registration Statement; (ii) the Prospectus; (iii) the Purchase Agreement; (iv) the Promissory Notes; (v) the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on June 9, 2017, as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State on June 8, 2018, the Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State on May 26, 2021, and the Certificate of Amendment of Amended and Restated Certificate of Incorporation as filed with the Secretary of State on June 24, 2022; (vi) the Amended and Restated Bylaws of the Company; (vii) the Unanimous Written Consent of the Board of Directors of the Company dated September 21, 2024; (viii) the Unanimous Written Consent of the Board of Directors of the Company dated October 31, 2024; (ix) the Unanimous Written Consent of the Board of Directors of the Company dated February 20,2025 (collectively with the Unanimous Written Consents of the Board of Directors of the Company listed in the forgoing clauses (vii) and (viii), the “Board Consents”); and (x) a fact certificate executed by an officer of the Company and dated as of the date hereof.

For purposes of rendering our opinion set forth below, we have not examined any document other than the documents listed above and assume there exists no provision of any document relating to the matters covered by our opinion set forth below that we have not reviewed that is inconsistent with the documents listed above or our opinion set forth below. We have conducted no independent factual investigation of our own but rather have relied on the documents listed above, the statements and information set forth therein and the additional matters recited or assumed in this opinion letter, all of which we assume to be true, complete and accurate in all respects.

For purposes of this opinion letter, we have assumed that: (a) each document examined by us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; (d) all signatures on each such document are genuine; and (e) the Company is and will be, at the time of issuance or resale of the Shares, a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed for purposes of this opinion letter (i) the legal capacity of natural persons, (ii) that each party to the documents examined by us (A) is duly incorporated or formed, as applicable, and validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, respectively, (B) has the legal capacity, power and authority to execute, deliver and perform such party’s obligations under such documents to which such it is a party, (C) has taken all action necessary to authorize the execution, delivery and perform such party’s obligations under such documents to which it is a party, and (D) has duly executed and delivered such documents, and (iii) each of the documents examined by us constitutes the legal and binding obligation of each party thereto, enforceable against each such party in accordance with its terms.

Envirotech Vehicles, Inc.

May 22, 2025

In rendering our opinion set forth below, we also have assumed that: (i) the Company will have sufficient authorized and unissued shares of its Common Stock upon each issuance and sale of Shares, (ii) the issuance of each Share will be duly recorded in the Company’s stock ledger on upon its issuance; (iii) none of the Selling Securityholder or any of its “affiliates” and “associates” (in each case, within the meaning of Section 203(c) of the General Corporation Law of the State of Delaware (the “DGCL”)) is not, and has not been during the past three years, an “interested stockholder” (within the meaning of Section 203(c) of the DGCL) of the Company; (iv) (A) upon the issuance of each Share, such Share will be evidenced by an appropriate certificate that has been duly executed and delivered, or (B) prior to the issuance of each Share, the Board of Directors of the Company will have adopted a resolution (that has not been rescinded or revoked) providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the DGCL and, within a reasonable time after the issuance of such uncertificated Share, the registered owner thereof will be given notice in writing or by electronic transmission in compliance with Section 151(f) of the DGCL; and (v) the consideration for the issuance of the Promissory Notes and the terms upon which shares of Common Stock may be acquired from the Company upon conversion of the Promissory Notes are duly set forth in the Board Consents and the consideration for the issuance of the Promissory Notes was received by the Company. We have not verified any of those assumptions.

Our opinion set forth below is limited to the DGCL and reported judicial decisions interpreting the DGCL. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws. Our opinion is provided as of the date hereof, and we undertake no obligation to advise you of any change in any matter set forth herein.

Based upon and subject to the foregoing, it is our opinion that the issuance of the Shares pursuant to and in accordance with the Promissory Notes and the Purchase Agreement has been duly authorized and, when issued and delivered in accordance with the Promissory Notes and the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly, /s/ K&L Gates LLP